Exhibit 99.2
NUCRYST PHARMACEUTICALS CORP.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
For the Year ended December 31, 2006
In this management’s discussion and analysis, unless otherwise specified, all monetary amounts are in thousands of United States dollars, all references to “$”, “U.S.$”, “U.S. dollars” and “dollars” mean U.S. dollars and all references to “C$”, “Canadian dollars” and “CDN$” mean Canadian dollars. To the extent that such monetary amounts are derived from our consolidated financial statements attached to this management’s discussion and analysis, they have been translated into U.S. dollars in accordance with our accounting policies as described therein. Unless otherwise indicated, other Canadian dollar monetary amounts have been translated into United States dollars at the December 31, 2006 noon buying rate reported by the Federal Reserve Bank of New York, being U.S. $1.00 = C$1.1652.
     This management’s discussion and analysis should be read in conjunction with our attached consolidated financial statements, including the related notes. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Some of the information detailed in this management’s discussion and analysis contain forward-looking statements that involve substantial risks and uncertainties, such as statements of our plans, expectations and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. See “Forward-Looking Statements” included elsewhere in this management’s discussion and analysis and “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed on and accessible through SEDAR at www.sedar.com and EDGAR at www.edgar-online.com.
Overview
     We develop, manufacture and commercialize innovative medical products that fight infection and inflammation based on our noble metal nanocrystalline technology. Our patented technology enables us to convert silver’s microcrystalline structure into an atomically disordered nanocrystalline coating. We believe that this conversion can enhance silver’s natural antimicrobial properties and that currently marketed products with our SILCRYST™ coatings meet important patient needs. In addition, our nanocrystalline silver structures have exhibited potent anti-inflammatory properties in preclinical studies. We produce our nanocrystalline silver as a coating for medical devices under the trademark SILCRYST™ and as a powder for use as an active pharmaceutical ingredient, or API, which we refer to as NPI 32101. In September 2006, we completed a Phase 2 clinical trial of NPI 32101. While the clinical trial did not meet its primary efficacy end point, as discussed below, we still believe NPI 32101 may be useful for treating a wide range of infectious and inflammatory diseases.
     We have developed and received regulatory clearance to market four products using our SILCRYST™ coating for the advanced wound care market. In May 2001, we licensed to Smith & Nephew plc (“Smith & Nephew”), a global medical device company, the exclusive worldwide right to market, distribute and sell products using our SILCRYST™ coatings technology in products that are designed and indicated solely for the prevention, protection and/or treatment of non-minor dermal wounds or burns in humans (the “Field”), including improvements to those products, and any new products with our SILCRYST™ coating in the Field. Smith & Nephew markets products with our SILCRYST™ coating in over 30 countries around the world, including the United States, under its Acticoat™ trademark. Acticoat™ products using SILCRYST™ coatings are used for a wide variety of wound types by hospitals, clinics, burn centers, doctors’ offices, home healthcare agencies and nursing homes. We believe that the demand for Acticoat™ products with our SILCRYST™ coatings licensed to Smith & Nephew is and will be driven by demographic factors, including population aging, the incidence of medical conditions such as diabetes and obesity; by the displacement of traditional wound care products that we believe are clinically less effective than products using our SILCRYST™ coatings; by the introduction of Acticoat™ products using our SILCRYST™ coatings to new countries and for new applications; and by the degree to which Smith & Nephew is successful in selling and marketing these products.

     Our results of operations currently depend substantially on Acticoat™ product sales generated by Smith & Nephew, which is our only customer. Revenues under our agreements with Smith & Nephew consist of manufacturing cost reimbursements, royalties, payments upon the achievement of specified milestones and reimbursement for costs incurred in connection with the development of and improvement to SILCRYST™ coated products covered by the agreements. Smith & Nephew reimburses us for the cost of manufacturing the products we sell to them, including certain direct costs such as direct material, direct labor, labeling, testing and packaging, and Smith & Nephew’s proportionate share of indirect costs related to Acticoat™ products relating to manufacturing and the manufacturing facilities, including administration, labor, rent, insurance, utilities, repairs and quality control. On February 8, 2007, Smith & Nephew reported its annual 2006 results for wound care. Smith & Nephew reported Acticoat™ sales growth of 5% in the fourth quarter of 2006 as compared to the fourth quarter 2005 and 9% for the year 2006 as compared to the year 2005. Smith & Nephew has previously announced that market conditions in the advanced wound care market, including the silver dressing segment, have become more competitive due in part to increased competition and customer cost containment efforts. We are uncertain as to whether or the extent to which this increased competition will have a negative impact on Acticoat™ product sales growth and our revenues in the near future, as it will depend on future events, including Smith & Nephew’s response to market conditions. Any termination of or significant disruption in our agreements or relationship with Smith & Nephew, or a significant reduction in sales of Acticoat™ products, would likely have a material adverse effect on our business and results of operations.
     Our manufacturing costs are recorded both as offsetting expense and revenue items on the consolidated statement of operations upon shipment to Smith & Nephew. In addition, although we are required to fund the up-front costs of capital expenditures to acquire equipment used to manufacture Acticoat™ products, we are entitled under our agreements to recoup those costs over time through reimbursement for depreciation expense. Smith & Nephew is not required to reimburse us for any costs incurred for acquiring or improving owned real property, buildings or similar improvements. Smith & Nephew’s obligation to reimburse us in any calendar year for fixed costs that are within our control or the control of our affiliates (including The Westaim Corporation), other than costs incurred at the request of Smith & Nephew, is capped at the greater of a fixed percent and the increase in the Canadian Consumer Price Index.
     We currently purchase most of our raw materials from single suppliers. The loss of any of these suppliers could result in a disruption in our production while we arrange for a replacement supplier. To reduce this risk, we maintain sufficient inventory levels to continue production for approximately six months.
     The price paid for the products by Smith & Nephew is equal to our fully allocated cost of goods sold including equipment depreciation. At the end of the third quarter of 2005, based on Smith & Nephew’s demand forecasts, we began construction of an expansion of our Fort Saskatchewan production facility with an estimated cost of approximately $5.7 million. In accordance with our agreements, we are funding the up-front costs of the capital expenditures required to acquire the new production equipment associated with this expansion. We are entitled to recoup these costs over time from Smith & Nephew through reimbursement for depreciation expense, the payments of which are typically spread out over a number of years. Accordingly, scaling up our manufacturing capability has required that we make substantial up-front cash expenditures for which we will not be reimbursed for a period of several years. We expect the capacity expansion to be completed by the middle of 2007, however, at the current rate of Acticoat™ product sales growth, the new manufacturing capacity may not be required as early as we expected when we undertook the expansion.
     We record our royalty revenues upon the sale of our products by Smith & Nephew to its customers. Our royalty revenue varies in proportion to increases or decreases in Smith & Nephew’s sales of its Acticoat™ products. In that regard, Smith & Nephew has authority to unilaterally determine the selling price for its Acticoat™ products. Moreover, although Smith & Nephew has agreed to use reasonable commercial efforts to market Acticoat™ products, Smith & Nephew is not required to purchase any significant amount of product from us. In May 2004, in accordance with the agreements, the contractual royalty rate increased and from that date has remained and, under the terms of the agreements, is to remain constant for the life of the agreements, subject only to: (i) the possibility of a negotiated arbitrator-awarded reduction in royalty rates on sales in countries where patent protection has been lost and a competing product is being sold that would have infringed our patent rights had they been in effect; (ii) the possibility of a negotiated reduction in royalty rates on sales of a particular Acticoat™ product where Smith & Nephew does not realize industry standard gross profit margins on sales of such products; or (iii) a reduced royalty rate in respect of sales of Acticoat™ products in certain countries, including the United States, upon the expiration of patent rights to our SILCRYST™ coating in such country. Upon the expiration of certain patents beginning in 2014, we may be required to implement royalty reductions in respect of certain products in certain countries in which the patents have expired. It is also possible that, from time to time, certain products may fall within category (ii) above on a temporary basis and, while we are not obligated to agree to royalty reductions in those circumstances, we may choose to do so if we determine it is appropriate under the circumstances.
     We also receive milestone payments upon Smith & Nephew’s achievement of specified sales levels of Acticoat™ products and upon the achievement of regulatory events specified in our agreements with Smith & Nephew. The achievement of both of these events is out of our control and, therefore, it is uncertain as to whether or when we will earn future milestone payments. The maximum amount of milestone payments that we may receive under the Smith & Nephew agreements, including the $19.0 million of milestone payments we have already received, is $56.5 million. No milestone payments were earned from Smith & Nephew for the year ended December 31, 2006. A $5.0 million milestone payment was earned in 2005. The timing and receipt of a milestone payment affects the comparability of period-to-period results and may have a material effect on financial results. For example, without the milestone payments we earned in 2005 and 2004, we would have reported a net loss of $7.6 million in 2005 and $8.7 million in 2004, rather than net loss of $2.6 million in 2005 and net income of $1.3 million in 2004. Excluding milestone payments, our wound care product revenue for the year ended December 31, 2006 increased by 31% over the year ended December 31, 2005, by 27% in the year ended December 31, 2005 as compared to the year ended December 31, 2004, by 75% in the year ended December 31, 2004 as compared to the year ended December 31, 2003, and by 58% in the year ended December 31, 2003 as compared to the year ended December 31, 2002.
     Smith & Nephew reimburses us for costs and expenses incurred in connection with approved research and development activities for the development of new products and improvements to existing products covered by our agreements with Smith & Nephew. All payments under our agreements with Smith & Nephew are made to us in U.S. dollars. In calculating sales levels for milestone payments, and for other purposes under the agreements, sales by Smith & Nephew in currencies other than the U.S. dollar are converted to the U.S. dollar based on the average exchange rate for the prior quarter.
     The exclusive right we granted to Smith & Nephew to market, distribute or sell products with our SILCRYST™ coatings in the Field does not apply to other types of products that we may develop using our technology, including, among other things, the products we are developing using NPI 32101 or SILCRYST™ coated implants.
     We are developing pharmaceutical products to extend our nanocrystalline silver technology to the treatment of infectious and inflammatory conditions. Prior to the completion of our most recent Phase 2 study, our lead pharmaceutical product candidate was a topical cream containing NPI 32101 for the treatment of skin conditions. In September 2006, we completed and announced the results of our second Phase 2 clinical trial of topical NPI 32101 for the treatment of atopic dermatitis, a form of eczema. The study demonstrated that the formulations containing our NPI 32101 were no better than our vehicle without NPI 32101 in clearing or almost clearing signs of atopic dermatitis. As a result, we will not continue with clinical trials for this formulation in atopic dermatitis.
     However, the study did demonstrate that treatment with NPI 32101 cream was well tolerated and the incidence of all adverse events was low and was not different among the NPI 32101-treated groups and the placebo-treated patients. In addition, our NPI 32101 cream formulation has been shown to be stable, cosmetically-acceptable, and to have broad spectrum antimicrobial activity through in vitro testing. Therefore, we believe our NPI 32101 cream has the potential to treat a variety of skin conditions and we are exploring ways to bring this safe, stable, antimicrobial cream to market. In furtherance of this initiative, in December 2006, we are pursuing a 510(k) with the US Food & Drug Administration for our NPI 32101 cream.
     With the cancellation of the clinical program for our topical formulation of NPI 32101 as a pharmaceutical candidate for the treatment of atopic dermatitis and in view of the slower growth rate of our wound care product revenue in 2006 and 2005 as compared to the previous years, we intend to make adjustments in the first quarter of 2007 to our manufacturing and research operations to conserve cash and control expenses and bring our manufacturing resources into alignment with expected demand from Smith & Nephew for Acticoat™ products. These adjustments will include reductions in our workforce of approximately 12% of our total employees. We will be shifting the focus of our research and development efforts from clinical work towards preclinical work for gastrointestinal applications of our nanocrystalline technology and towards establishing a partnership for our NPI 32101 cream as a 510(k) prescription device.
     We bear all costs relating to our research and development activities for our prospective products outside of our Smith & Nephew agreement. Gross margin from SILCRYST™ coated wound care products, which we define as revenue (excluding milestone payments) less manufacturing costs, funds a portion of the development costs for other products.
     We are a majority owned subsidiary of The Westaim Corporation (“Westaim”), a Canadian company incorporated in Alberta, the shares of which are listed on the NASDAQ Stock Market and the Toronto Stock Exchange. On December 29, 2005, we completed an initial public offering of 4.5 million common shares for gross proceeds of $45.0 million. We used $6.9 million of net proceeds to partially repay debt to Westaim and retained the remaining net proceeds to fund our operations. In accordance with the terms of the prospectus of our initial public offering, the remaining debt owed to Westaim in the amount of $39.6 million was converted to 3.96 million common shares on January 27, 2006. Westaim has provided us with financial, administrative and other support since our inception. We will continue to rely on Westaim for certain corporate and administrative services in the future. Historically, we have reimbursed Westaim for its costs of providing (or, in certain cases, for its costs of paying a third party to provide) these corporate and administrative services to us. While the total amount we pay to Westaim for these services in the future will vary according to the amount of services provided, the amounts we will pay Westaim for these services will be intended, as in the past, to reimburse Westaim for its cost of providing these services or for paying a third party to provide those services. In addition, we pay rent and operating expenses to Westaim for our manufacturing facility in Fort Saskatchewan, Alberta.
     In the future, we may consider acquisitions of intellectual property or companies engaged in the development or production of drugs or devices to combat infection and inflammation. However, we currently have no agreements or understandings regarding any acquisitions. Any acquisitions may require that we obtain additional financing.

Results of Operations

	Year Ended
	December 31,
	2004	2005	2006
Wound care product revenue	$14,682	$18,636	$24,369
Milestone revenue(1)	10,000	5,000	—

Total revenue	$24,682	$23,636	$24,369
Manufacturing costs	$7,141	$10,015	$16,053
Gross margin excluding milestone revenue(2)	$7,541	$8,621	$8,316
Gross margin percent excluding milestone revenue(2)	51.4%	46.3%	34.1%

(1)	Certain milestone revenue may relate in part to sales activity in prior periods.

(2)	Gross margin excluding milestone revenue is equal to wound care product revenue minus manufacturing costs. Gross margin percent excluding milestone revenue is equal to gross margin excluding milestone revenue divided by wound care product revenue.
Year Ended December 31, 2006 and December 31, 2005
     Revenue. Total revenue for the year ended December 31, 2006 was $24.4 million compared to $23.6 million for the year ended December 31, 2005. Wound care product revenue which consists of royalty revenues and manufacturing cost reimbursements from Smith & Nephew increased approximately 30.8% to $24.4 million for 2006 compared to $18.6 million for 2005 due entirely to increased orders from Smith & Nephew to support Acticoat™ product sales growth and Smith & Nephew’s decision to increase world-wide inventory levels of Acticoat™ products. We do not expect Smith & Nephew to build further inventory levels of Acticoat™ products in 2007 and, as a result, changes in future product revenues should more closely reflect changes in Smith & Nephew’s sales of Acticoat™ products. No milestone payment was earned in the year ended December 31, 2006 and one $5.0 million milestone payment was earned in 2005. Our revenue in 2006 was reduced by an adjustment of $0.8 million of manufacturing cost reimbursements that were determined to be non-reimbursable.
     Manufacturing Costs. Manufacturing costs for the year ended December 31, 2006 were $16.1 million compared to $10.0 million for the year ended December 31, 2005. The increase of $6.1 million, or 60.3%, is attributable primarily to higher production volumes of Acticoat™ wound care products driven by increased orders from Smith & Nephew to support its Acticoat™ worldwide inventory levels and to support its Acticoat™ sales growth. In addition, the weakening of the U.S. dollar against the Canadian dollar contributed to the increase in manufacturing costs.
     Gross Margin. Gross margin excluding milestone revenue for the year ended December 31, 2006 was $8.3 million or 34.1% compared to $8.6 million or 46.3% for the year ended December 31, 2005. We recognize manufacturing revenue when we ship product to Smith & Nephew and recognize royalty income when Smith & Nephew sells our products to its customers. Consequently, our gross margin percent may vary from period to period due to differences in timing of when we ship product to Smith & Nephew and when Smith & Nephew sells product to its customers. In the year ended December 31, 2006, we shipped substantially higher volumes of Acticoat™ products to Smith & Nephew as compared to the year ended December 31, 2005, and for which the related royalties have not yet been earned due, in part, to Smith & Nephew’s program to increase world-wide inventory levels in 2006. Therefore, our gross margin percent for the year ended December 31, 2006 was lower compared to the percent for the year ended December 31, 2005.
     Research and Development Costs. Research and development costs for the year ended December 31, 2006 were $11.2 million compared to $8.5 million for the year ended December 31, 2005. The increase of $2.7 million from 2005 to 2006 is attributable to the Phase 2 dermatological clinical study that was undertaken in 2005 and completed in the third quarter of 2006.

     General and Administrative Costs. General and administrative costs for the year ended December 31, 2006 were $6.7 million compared to $3.9 million for the year ended December 31, 2005. The increase of $2.8 million is attributable primarily to the administrative costs associated with being a publicly-traded company, including directors’ fees and expenses and higher legal and compliance costs.
     Interest Expense. Interest expense was $0.3 million for the year ended December 31, 2006 compared to $3.5 million for the year ended December 31, 2005. Interest expense decreased because we had no debt owing to Westaim after the conversion of the remaining debt of $39.6 million to 3.96 million common shares on January 27, 2006.
     Income Taxes. Income taxes are recognized for future income tax consequences attributed to estimated differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases. The income tax recovery reported in our consolidated statements of operations is related to Canadian large corporations tax and U.S. alternative minimum tax. We have net operating loss carry forward for income tax purposes of approximately $32.3 million at December 31, 2006 compared to $22.5 million at December 31, 2005 and unclaimed scientific research and experimental development expenditures of approximately $5.7 million at December 31, 2006 compared to $4.7 million at December 31, 2005 that can be used to offset taxable income, if any, in future periods. We also have accumulated capital losses of approximately $1.8 million at December 31, 2006 compared to $2.1 million at December 31, 2005 as well as research and development tax credits of approximately $3.4 million at December 31, 2006 compared to $2.5 million at December 31, 2005. These recognized losses and credits have been fully offset by a valuation allowance. The net operating losses and research and development tax credits will expire at various times to the end of 2026.
     In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, and there can be no assurance when or if this will occur. Management will continue to provide a full valuation allowance until it determines that it is more likely than not the deferred tax assets will be realized.
     Our tax pools are subject to review and potential disallowance, in whole or in part, by the Canada Revenue Agency in Canada and the Internal Revenue Service in the United States upon audit of our federal income tax returns. We cannot predict the results of any such review.
     Furthermore, the amount of net operating loss carryovers, or NOLs, which may be used by us for U.S. federal income tax purposes in any future year could be limited by Section 382 of the Internal Revenue Code of 1986, as amended. In general, Section 382 would limit our ability to use NOLs for U.S. federal income tax purposes in the event of certain changes, either directly or indirectly, in ownership of our Company, including as a result of sales of our common shares by Westaim, future offerings of common shares by us, and changes in ownership of Westaim. If such limitations were triggered as a result of future shifts in ownership of us, the use of our NOLs for U.S. federal income tax purposes would be limited. Any limitation of our use of NOLs could (depending on the extent of such limitation and the amount of NOLs previously used) result in us retaining less cash after payment of U.S. federal income taxes during any year in which we have taxable income (rather than losses) than we would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal income tax reporting purposes.
     For alternative minimum tax purposes in the United States, NOLs can be used to offset no more than 90 percent of alternative minimum taxable income, or AMTI. Thus, to the extent our NOLs are used to offset regular taxable income, if any, alternative income tax will still be required to be paid on 10 percent of AMTI at the alternative minimum tax rate of 20 percent.
     As noted elsewhere, we expect to incur losses on a quarterly and annual basis for the foreseeable future. Accordingly, we cannot predict when or if we will generate taxable income and whether and to what extent we will be able to use our NOLs to offset any such taxable income.
Year Ended December 31, 2005 and December 31, 2004
     Revenue. Total revenue for the year ended December 31, 2005 was $23.6 million compared to $24.7 million for the year ended December 31, 2004. The decrease of $1.1 million is attributable primarily to $10.0 million in milestone revenue in 2004 compared to $5.0 million in 2005, which was offset in part by increased wound care product revenue in 2005. Wound care product revenue increased approximately 27.0% to $18.6 million for 2005 compared to $14.7 million for 2004. The $3.9 million improvement in wound care product revenue reflects increased orders from, and sales by, Smith & Nephew as their sales of Acticoat™ products continued to grow. Milestone revenues for the year ended December 31, 2005 earned for the achievement of predetermined Smith & Nephew sales threshold of Acticoat™ products were $5.0 million compared to $10.0 million in 2004. One $5.0 million milestone payment was earned in the third quarter of 2005 and one $5.0 million milestone payment was earned in each of the first and third quarters of 2004.
     Manufacturing Costs. Manufacturing costs for the year ended December 31, 2005 were $10.0 million compared to $7.1 million for the year ended December 31, 2004. The increase of $2.9 million, or 40.8%, is attributable primarily to the introduction of new manufacturing capacity in 2005, as well as to higher production volumes of Acticoat™ wound care products driven by increased orders from Smith & Nephew to support its Acticoat™ sales growth. In addition, the weakening of the U.S. dollar against the Canadian dollar contributed to the increase in manufacturing costs.
     Gross Margin. Gross margin excluding milestone revenue for the year ended December 31, 2005 was $8.6 million or 46.3% compared to $7.5 million or 51.4% for the year ended December 31, 2004. The reduction in gross margin percent excluding milestone revenue is primarily the result of an increase in volume of lower margin Acticoat™ products manufactured for, and sold by, Smith & Nephew and the introduction of new manufacturing capacity in 2005.
     Research and Development Costs. Research and development costs for the year ended December 31, 2005 were $8.5 million compared to $9.0 million for the year ended December 31, 2004. The decrease of $0.5 million from 2004 to 2005 is attributable to the Phase 2 dermatological clinical study that was undertaken in 2004.
     General and Administrative Costs. General and administrative costs of $3.9 million for the year ended December 31, 2005 were unchanged from the year ended December 31, 2004.
     Interest Expense. Interest expense was $3.5 million for the year ended December 31, 2005 compared to $3.2 million for the year ended December 31, 2004. Interest expense increased primarily because of increased borrowings from Westaim to finance our operations and capital projects, including additional manufacturing capacity.
Year Ended December 31, 2004 and December 31, 2003
     Revenue. Total revenue for 2004 was $24.7 million compared to $11.4 million for 2003. The increase of $13.3 million from 2003 to 2004 is attributable to an increase in both wound care product revenue and milestone revenue. Wound care product revenue increased approximately 75% to $14.7 million for 2004 compared to $8.4 million for 2003. The $6.3 million improvement in wound care product revenue reflects increased orders from, and sales of Acticoat™ products by, Smith & Nephew. Milestone revenues earned in 2004 were $10.0 million, compared to $3.0 million in 2003. One $5.0 million milestone payment was earned in each of the first and third quarters of 2004 for the achievement of predetermined Smith & Nephew sales thresholds of Acticoat™ products and one $3.0 milestone payment was earned in the first quarter of 2003 for the achievement of a regulatory approval in Europe.
     Manufacturing Costs. Manufacturing costs for 2004 were $7.1 million compared to $4.4 million for 2003. The increase of $2.7 million from 2003 to 2004 is attributable to higher production volumes for Acticoat™ wound care products driven by increased orders from Smith & Nephew to support its Acticoat™ sales growth.
     Gross Margin. Gross margin excluding milestone revenue for 2004 was $7.5 million or 51.4% compared to $4.0 million or 47.3% in 2003. The 4.1 percentage point increase in gross margin percent is primarily the result of manufacturing economies of scale related to increased volumes of Acticoat™ products manufactured for, and sold by, Smith & Nephew.
     Research and Development Costs. Research and development costs for 2004 were $9.0 million compared to $5.7 million in 2003. The increase of $3.3 million is attributable to increased spending on dermatology research, including the Phase 2 clinical trials for NPI 32101 in 2004.

     General and Administrative Costs. General and administrative costs for 2004 were $3.9 million compared to $2.8 million for 2003. The increase of $1.1 million from 2003 to 2004 is attributable to increased costs resulting from the growth of the SILCRYST™ coating manufacturing operations and pharmaceutical research, of which $0.4 million is due to increased hiring and administrative costs relating to the wound care operations and $0.7 million is due to increased salaries, wages and consulting fees relating to pharmaceutical research and development.
     Interest Expense. Interest expense was $3.2 million in 2004 compared to $0.4 million in 2003. Interest expense increased by $2.8 million primarily because in 2003 Westaim did not charge interest on shareholder advances from Westaim, and, to a limited extent, because of increased borrowings from Westaim to finance our operations and capital projects, including additional manufacturing capacity. Accordingly, interest expense for 2003 was substantially lower than it would have been had interest been charged on all of our indebtedness to Westaim.
Liquidity and Capital Resources
     On December 29, 2005, we completed our initial public offering of 4.5 million common shares for gross proceeds of $45.0 million. We used $6.9 million of net proceeds to partially repay debt owed to Westaim and retained the remaining net proceeds of $35.0 million to fund our operations. From our inception through the closing of our initial public offering, we financed our operations through various financing arrangements with Westaim. Because Westaim no longer intends to provide us with any additional financing or other financial support, we are now required to obtain any necessary financing from third parties. We currently have no third party debt or lines of credit or other financing arrangements in place with banks or other financial institutions, but we may enter into a line of credit or other financing arrangement in the future. There can be no assurance that we will be able to obtain additional financing as and when required, which would have a material adverse effect on our business.
     The indebtedness to Westaim at December 31, 2005 comprised a term loan in the amount of $39.6 million, which bore interest at a rate of 10% per annum. On January 27, 2006, this debt was converted to 3.96 million common shares at $10.00 per share. As a result, at December 31, 2006, we owe no debt to Westaim and Westaim owns 74.8% of our common shares.
     At the end of the third quarter of 2005, we began construction of an expansion of our Fort Saskatchewan production facility with an estimated cost of approximately $5.7 million. We also intend to continue pharmaceutical product development and expect to have increased working capital requirements to the extent we are successful in increasing our revenues. In addition, we expect to have capital expenditures of approximately $1.0 million for pharmaceutical development capital equipment in 2007. At December 31, 2006, we had cash and cash equivalents of $18.9 million, as compared to $35.9 million at December 31, 2005 and $0.9 million at December 31, 2004.
     Cash (used in) provided from operations amounted to $(12.6) million for the year ended December 31, 2006, $(2.1) million for the year ended December 31, 2005, and $4.8 million for the year ended December 31, 2004, and $(2.2) million for the year ended December 31, 2003. Cash from operations in 2006 did not include milestone revenue. Cash from operations included the receipt of milestone revenue in the amount of $5.0 million in 2005, $10.0 million in 2004 and $3.0 million in 2003. Cash (used in) provided from operations is primarily impacted by operating results and changes in working capital, particularly the timing of the collection of receivables from Smith & Nephew, inventory levels and the timing of payments to suppliers.
     Cash used in investing activities amounted to $4.6 million for the year ended December 31, 2006, $3.9 million for the year ended December 31, 2005, $1.9 million for the year ended December 31, 2004, and $1.4 million for the year ended December 31, 2003. In each of these years, the most significant use of cash was for capital expenditures, which were $5.0 million for the year ended December 31, 2006, $3.8 million for the year ended December 31, 2005, $1.8 million for the year ended December 31, 2004, and $1.3 million for the year end December 31, 2003. The increase in capital spending in the year ended December 31, 2006, compared to the year ended December 31, 2005, and for the year ended December 31, 2005, compared to the year ended December 31, 2004, was due to a major production expansion at our manufacturing facility in Fort Saskatchewan, Alberta, which was completed in the first half of 2005, and to further production expansion which commenced in the third quarter of 2005. During 2006, we spent approximately $1.0 million on the design of a production facility that meets Good Manufacturing Practices at our Fort Saskatchewan manufacturing plant. Subsequent to our second Phase 2 clinical trial results, we have determined that a facility to manufacture our active pharmaceutical ingredient, NPI 32101, is not warranted at this time. The costs of $1.0 million were written off in 2006 and recorded as a write down of capital assets in our consolidated statement of operations.
     Cash provided from (used in) financing activities resulted from proceeds from issuance of common shares as a result of exercises of stock options and from our initial public offering as well as changes in the amount of indebtedness to Westaim. Proceeds from issuance of common shares from exercises of stock options amounted to $0.3 million in the year ended December 31, 2006. Net proceeds from our initial public offering in 2005, after fees and expenses, amounted to $39.1 million. Funding from (repayments to) Westaim was $1.7 million for the year ended December 31, 2005 compared to $(1.9) million for the year ended December 31, 2004 and $3.3 million for the year ended December 31, 2003. Funding from Westaim was impacted by our operating results, working capital changes and capital expenditures. In 2004 we were able to repay $1.9 million to Westaim due to the receipt of a total of $10.0 million in milestone payments from Smith & Nephew.
     We expect to continue to make investments in our product pipeline and to prepare for regulatory approval and commercial launch of new products. Consequently, we expect to incur losses on a quarterly and annual basis for the foreseeable future as we continue to develop and commercialize existing and future products. We also expect to incur increased general and administrative expenses in the future, due in part to the legal, accounting, insurance and other expenses that we will incur as a result of being a public company, and expenses relating to filing, prosecution, defense and enforcements of patent and intellectual property rights.
     We expect that our available cash resources will be sufficient to support our current and expected operations, including the expansion of our Fort Saskatchewan, Alberta production facility that began at the end of the third quarter of 2005, our product development initiatives, including additional pharmaceutical development capital equipment, for at least the next 18 months. However, we will likely be required to obtain additional financing within the next 18 months or afterwards if our cash resources are insufficient to satisfy our liquidity requirements or if we decide to pursue new product development initiatives, collaborations, acquisitions or strategies. The adequacy of our available funds to meet future operating and capital requirements will depend on many factors, including sales performance of Smith & Nephew’s Acticoat™ products, the number, breadth and prospects of our discovery and development programs, the costs and timing of obtaining regulatory approvals for any of our product candidates and the occurrence of unexpected developments. We may seek to raise additional financing through the sale of equity, equity-related or debt securities or loans. The sale of additional equity or equity-related securities may result in additional dilution to our shareholders. Debt financing will expose us to risks of leverage, including the risk that we may be unable to pay the principal of and interest on our indebtedness when due, and that we may be required to pledge our assets as collateral for any debt financing that we obtain. Moreover, additional financing may not be available at times, in amounts or on terms acceptable to us or at all, particularly because we have granted a first priority security interest in certain critical patents and other intellectual property to Smith & Nephew. If we are unable to obtain additional financing as and when required, we may be forced to reduce the scope of, or delay or eliminate, some or all of our planned research, development and commercialization activities and we may also be required to reduce the scale of our operations, any of which could have a material adverse effect on our business.
Contractual Commitments and Obligations at December 31, 2006
     The table below reports commitments and obligations that have been recorded on our consolidated balance sheet as of December 31, 2006. Certain other obligations and commitments, while not required under generally accepted accounting principles (“GAAP”) to be included in the consolidated balance sheets, may have a material impact on liquidity. These items, all of which have been entered into in the ordinary course of business, are also included in the table below in order to present a more complete picture of our financial position and liquidity.

	Cash Payments Due by Period
	Less than			More than
	1 year	1-3 years	3-5 years	5 years	Total
			(in millions)
Consolidated Obligations and Commitments as of December 31, 2006:

Facilities operating leases:
Westaim	$0.6	$1.1	$1.0	$1.7	$4.4
Third Parties	0.5	0.7	—	—	1.2

Purchase Obligations:
Capital	0.5	—	—	—	0.5
Operations	0.9	—	—	—	0.9

Total obligations and commitments	$2.5	$1.8	$1.0	$1.7	$7.0
Related Party Transactions
     We obtain certain corporate and administrative services from Westaim and we pay rent and operating expenses on our manufacturing facility in Fort Saskatchewan, Alberta to Westaim. The total cost of these services and our rent and operating expenses was $2.6 million for the year ended December 31, 2006, $2.1 million in 2005 and $1.7 million in 2004. We have historically reimbursed Westaim for the cost of providing (or, in certain cases, for the cost of paying a third party to provide) these services to us. These services have included insurance and risk management, cash management, legal, human resources, payroll processing, environmental health and safety, tax and accounting and intellectual property services. These costs have been reflected in our consolidated financial statements. Westaim continues to supply these services to us pursuant to a services agreement which provides that we reimburse Westaim for the fully allocated costs of providing (or for the cost of paying a third party to provide) those services.
     With limited exceptions, we do not maintain any insurance policies in our own name. Instead, Westaim provides insurance coverage to us under its policies, which cover Westaim and other entities it controls, and we expect to have this coverage until the termination of the services agreement or that portion of it relating to the provision of insurance to us by Westaim or until such time as Westaim owns less than 50% of our common shares. We reimburse Westaim for the costs of that coverage under the arrangements described earlier in this paragraph. In the event we are no longer covered by Westaim’s insurance policies, we would have to obtain our own insurance policies, which could result in increased costs or reduced insurance coverage.
     The Fort Saskatchewan building which houses our manufacturing operations and certain research facilities is owned by Westaim and leased to us at a rate which, in management’s view, approximates the current market rate, plus actual operating costs.
Off-Balance Sheet Commitments as of December 31, 2006
     As of December 31, 2006, our future minimum commitments and contractual obligations included two facilities operating leases. These items are not required to be recorded on our balance sheet under GAAP. They are disclosed in the table presented on above and described more fully in the following paragraphs in order to provide a more complete picture of our financial position and liquidity as of December 31, 2006. Our Fort Saskatchewan, Alberta facility is rented from Westaim under two separate leases covering a total of 82,223 square feet of space. On July 1, 2005, we entered into a lease agreement formalizing the previous rental terms and conditions, which lease has been subsequently amended to, among other things, increase the square footage of the leased space. Of the 77,719 square feet of manufacturing, laboratory and office space covered by the lease as amended, 69,589 square feet is subject to an initial term of 10 years, expiring in 2015. The remaining 8,130 square feet is subject to an initial five year term, expiring June 30, 2010. All of this leased space is subject to up to three five year renewal terms, at renewal rates equal to the greater of fair market value or existing base rent plus Alberta CPI (Consumer Price Index) increases since the last rent was determined. On December 1, 2005, we entered into a lease agreement with Westaim for an additional 4,504 square feet of office space for a 13 month term that was subsequently amended to 25 months expiring December 31, 2007 provided that, at our option, this space may be rolled into the unexpired portion of the five year term of July 1, 2005 lease (including any rights of renewal). Our future minimum commitments under the Fort Saskatchewan, Alberta lease are approximately $0.5 million for each of the twelve-month periods commencing from January 1, 2007 to the expiry of the lease.
     Our Wakefield, Massachusetts offices and laboratory facility are leased from a third party. The lease term began on July 27, 2001 and will expire on July 30, 2009. There are options to extend for two terms of five years each. Our future minimum commitments under the Wakefield, Massachusetts lease are $0.5 million for 2007, $0.4 million for 2008 and $0.3 for 2009 and are included in the table on the previous page.
     In the normal course of operations, we may provide indemnifications that are contractual terms to counterparties in transactions such as purchase and sale agreements, service agreements, director / officer contracts and leasing transactions. These indemnification agreements may require us to compensate the counterparties for costs incurred as a result of various events, such as litigation claims of statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of the indemnification agreements will vary based upon the agreement, the nature of which prevents us from making a reasonable estimate of the maximum potential amount that we could be required to pay counterparties. Historically, we have not made any payments under such indemnifications and no amounts have been accrued in the consolidated financial statements with respect to these indemnification guarantees. In addition, we have entered into indemnification agreements with our officers and directors.
Critical Accounting Policies and Significant Judgments and Estimates
     Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the date of the consolidated financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those related to revenue recognition, inventory valuation, and useful lives of capital and intangible assets. Estimates are based on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources and the methodology is consistent with prior years. Actual results may differ from these estimates under different assumptions or conditions.
Revenue Recognition
     We recognize revenue from the sale of products based upon our licensing and supply agreements with Smith & Nephew in accordance with GAAP. The agreements provide for reimbursements of manufacturing costs and research and development costs, and for royalties and milestone payments. We recognize manufacturing cost reimbursement as revenue upon shipment of product from our manufacturing facility. We record our royalty revenues upon the sale of products by Smith & Nephew to its customers. We are also eligible to earn additional royalties when specified gross margin thresholds have been achieved by Smith & Nephew. Additional royalties are recognized by us in the period of sale by Smith & Nephew to its customers. Milestone payments are recognized as revenue when Smith & Nephew achieves the agreed sales levels or receives the agreed regulatory approvals.
     Revenue also includes reimbursement for costs and expenses incurred in connection with the development of new products and improvements to products covered by our agreements with Smith & Nephew. Our employees may perform work for Smith & Nephew to develop new products and the revenue from such work is recognized in the period the work is performed.
Research and Development Costs
     The cost of materials and equipment that are acquired or constructed for a particular research and development project and that have no alternative future uses (in other research and development projects or otherwise) are expensed as research and development costs at the time the costs are incurred. Research and development expenditures, which include the cost of materials consumed in research and development activities, salaries, wages and other costs of personnel engaged in research and development, costs of services performed by others for research and development on behalf of us, depreciation on equipment used for research and development and indirect costs are expensed as research and development costs when incurred. We have made, and continue to make, substantial investments in research and development activities to expand our product portfolio and grow our business.
Income Taxes
     We use the assets and liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that, in the opinion of management, is more likely than not to be realized. The effect of changes in tax rates is recognized in the year in which the rate change occurs. Changes to these interpretations could have a material effect on income tax provisions in future periods.
Intangible Assets
     Our definite life intangible assets consist of the prosecution and applications costs of patents and trademarks and are amortized on a straight-line basis over their estimated useful lives to a maximum of 10 years. The cost of maintaining patents and trademarks are expensed as incurred. We assess the carrying value of definite life intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Any impairment in the carrying value is charged to expense in the period that impairment has been determined.
Translation of Foreign Currencies
     Our functional currency is the Canadian dollar. The functional currency of our wholly owned subsidiary, NUCRYST Pharmaceuticals, Inc., is the United States dollar. The balance sheet accounts of the subsidiary are translated into Canadian dollars at the period end exchange rate, while income, expense and cash flows are translated at the average exchange rate for the period. Translation gains or losses related to net assets of such operations are shown as a component of accumulated other comprehensive loss in shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are transaction denominated in a currency other than our functional currency, are included in the consolidated statement of operations. We use the U.S. dollar as our reporting currency to be consistent with other companies in our industry peer group. The Canadian functional currency consolidated financial statements are translated to the U.S. dollar reporting currency using the current rate method of translation.
     The following table summarizes the foreign exchange rates used in the preparation of our consolidated financial statements using period end and period average noon buying rates reported by the U.S. Federal Reserve Bank of New York as stated as the number of Canadian dollars to one U.S. dollar. High and low noon buying rates are also included.

	Period End Rate	Period Average Rate	High Rate	Low Rate

Year Ended December 31,
2004	1.2034	1.3017	1.3970	1.1775
2005	1.1656	1.2115	1.2703	1.1507
2006	1.1652	1.1340	1.1726	1.0989

Monthly 2006
January	1.1436	1.1572	1.1726	1.1436
February	1.1379	1.1489	1.1577	1.1379
March	1.1670	1.1573	1.1722	1.1320
April	1.1203	1.1441	1.1718	1.1203
May	1.1027	1.1100	1.1232	1.0989
June	1.1150	1.1137	1.1241	1.0991
July	1.1309	1.1294	1.1415	1.1112
August	1.1066	1.1182	1.1312	1.1066
September	1.1151	1.1161	1.1272	1.1052
October	1.1227	1.1285	1.1384	1.1154
November	1.1413	1.1359	1.1474	1.1275
December	1.1652	1.1532	1.1652	1.1415

Stock Based Compensation
     On January 1, 2006, we adopted SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires that all share-based payments to directors and employees, including grants of stock options, be recognized in the consolidated financial statements based on their fair values.
     We adopted SFAS 123(R) using the modified prospective transition method, which required the application of the accounting standard as of January 1, 2006, the first day of our fiscal year 2006. Our consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was $464, which consisted of stock-based compensation expense of $482 related to director and employee stock options and a recovery of $18 related to SARs, with a corresponding increase to additional paid-in-capital, or APIC, of $482 and a decrease in accounts payable and accrued liabilities of $18. In addition, stock based compensation of $32 was recognized related to restricted share units awarded to the independent directors.
     SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in our consolidated statements of operations, because the exercise price of our stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.
     SFAS 123(R) requires that liability classified awards such as SARs be revalued to estimated fair value at each reporting date using an option-pricing model. Prior to the adoption of SFAS 123(R), we valued SARs at the amount by which the market value exceeded the exercise price at each measurement date. As a result of implementing SFAS 123(R) on January 1, 2006, we increased our SAR liability from $90 to $97, with the increase recorded as a cumulative effect of a change in accounting principle in the consolidated statement of operations.
     We continue to use the Black-Scholes option-pricing model for valuation of share-based payment awards which was previously used for our pro forma information required under SFAS 123. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected common share price volatility over the term of the awards, and actual and projected employee share option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) and SAB 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer / willing seller market transaction.
Recently Adopted and Pending Accounting Pronouncements
FIN 48
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Corporation recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. This FIN is effective for the first quarter of 2007 and is not expected to have a material impact on the Corporation’s financial position or results of operations.
SFAS 155
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. The Corporation currently does not have any hybrid financial instruments.
SFAS 157
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Corporation is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.
SAB 108
In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements” (“SAB 108”).

SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statements whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. SAB 108 is effective for fiscal years ending after November 15, 2006 (the Corporation’s fiscal year ending December 31, 2006). The implementation of SAB 108 did not have a material impact on the Corporation’s financial position or results of operations.
EITF 06-3
In June 2006, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Government Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation)” (“EITF 06-3”), which is effective for interim and annual reporting periods beginning after December 15, 2006. EITF 06-3 addresses which taxes assessed by a government authority should be considered and how these taxes should be presented in the income statement (i.e., gross versus net). This EITF is effective for the first quarter of 2007 and is not expected to have a material impact on the Corporation’s financial position or results of operations.
EITF 04—13
In September 2005, the EITF reached consensus on Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the same Counterparty” (“EITF 04-13”). EITF 04-13 provides guidance on the purchase and sale of inventory to another entity that operates in the same line of business. The purchase and sale transactions may be pursuant to a single contractual arrangement or separate contractual arrangements and the inventory purchased or sold may be in the form of raw materials, work-in-process, or finished goods. EITF 04-13 applies to new arrangements entered into, or modifications or renewals of existing arrangements in reporting periods beginning after March 15, 2006. The adoption of EITF 04-13 did not have a material impact on the Corporation’s consolidated results of operations and financial condition. Future impact from the adoption of EITF 04-13 will depend on the nature of future arrangements entered into, or modifications or renewals of existing arrangements by the Corporation.
FORWARD-LOOKING STATEMENTS
     Some of the statements in this management’s discussion and analysis may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the pharmaceutical and medical device industry and business, demographic and other matters in general. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “anticipate,” “may,” “will,” “continue,” “further,” “seek,” and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise, although not all forward-looking statements contain these identifying words.
     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results and other circumstances and events to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on and accessible through SEDAR at www.sedar.com and EDGAR at www.edgar-online.com and the following:
•	the initiation, timing, progress and results of our preclinical and clinical trials, research and development programs;

•	our reliance on our relationship with Smith & Nephew;

•	our reliance on sales of Acticoat™ products with our SILCRYST™ coatings;

•	the implementation of our business model, strategic plans for our business, product candidates and technology;

•	our ability to maintain and establish corporate collaborations;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

•	our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	the timing or likelihood of regulatory filings and approvals;

•	our financial performance;

•	competitive companies, technologies and our industry;

•	changes in regulation or tax laws applicable to us;

•	changes in accounting policies or practices;

•	changes in general economic conditions;

•	other risks and uncertainties that have not been identified at this time; and

•	management’s response to these factors.
     The foregoing list should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are described under the “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005 filed on and accessible through SEDAR at www.sedar.com and EDGAR at www.edgar-online.com.. Other than as required by applicable law, we undertake no obligation publicly to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
     If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this management’s discussion and analysis reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity and the markets for our current and proposed products. You should specifically consider the factors identified in this management’s discussion and analysis that could cause actual results to differ.